Exhibit 10.26
BLOOM ENERGY CORPORATION
2021 DEFERRED COMPENSATION PLAN
(formerly known as the Bloom Energy Corporation 2020 Non Employee Director Deferred Compensation Plan)

Bloom Energy Corporation, a Delaware corporation (the “Company”), hereby amends and restates the Bloom Energy Corporation 2020 Non Employee Director Deferred Compensation Plan and renames it the Bloom Energy Corporation 2021 Deferred Compensation Plan (the “Plan”). The Plan was originally effective as of December 31, 2019 (the “Effective Date”). This amendment and restatement of the Plan is effective as of January 19, 2021 (the “A&R Effective Date”). The Plan is intended to be, and shall be administered as, an unfunded plan maintained for the purpose of providing deferred compensation for non-employee members of the Board of Directors of the Company and a select group of management or highly compensated employees within the meaning of ERISA (as defined below). This Plan is also intended to comply with the requirements of Section 409A (as defined below).
1.Purpose. The purpose of the Bloom Energy Corporation 2021 Deferred Compensation Plan is to provide (x) non-employee members of the Board of Directors of the Company with the opportunity to elect to defer all or a portion of (i) the cash retainer fees otherwise payable to them by the Company into deferred stock units and (ii) the restricted stock units granted to them by the Company and (y) selected employees of the Company with the opportunity to elect to defer (i) certain cash compensation paid by the Company into deferred stock units and (ii) the restricted stock units granted to them by the Company.
2.Definitions. For purposes of the Plan:
(a)“Account” shall mean the separate account maintained on the books of the Company for each Participant pursuant to Section 5, consisting of, for Directors, the Cash Retainer Sub-Account and the RSU Sub-Account and, for Eligible Employees, the Regular Pay and Bonus Sub-Account and the RSU Sub-Account.
(b)“Board” shall mean the Board of Directors of the Company.
(c) “Bonus” shall mean one or more cash bonuses designated from time to time by the Committee as eligible for deferral under this Plan, including a Participant’s bonus under the Company’s short-term cash incentive plan.
(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.
(e)“Committee” shall mean the Compensation and Organization Development Committee of the Board, or a subcommittee thereof, or such other committee designated by the Board to administer the Plan.
(f)“Common Stock” shall mean the Class A common stock, par value $0.0001 per share, of the Company, and all rights appurtenant thereto.
(g)“Deferred Stock Units” shall mean deferred restricted stock units credited to a Participant’s Account pursuant to elections by the Participant under Section 4.
(h)“Director” shall mean any member of the Board who is not an employee of the Company or any of its Subsidiaries or affiliates.
(i)“Eligible Employee” shall mean an employee of the Company or of a Subsidiary who is a member of a select group of management or highly compensated employees within the meaning of ERISA, and has been selected by the Committee, and notified by the Company of eligibility, for Plan participation. Unless the Committee determines otherwise, Eligible Employee shall be limited to those employees of the Company with the title of Executive Vice President or a more senior title. An individual will cease to be an Eligible Employee on the earliest of (i) the date the individual ceases to be employed by the Company and all Subsidiaries, (ii) the date the Plan is terminated, or (iii) the date the Committee, in its discretion, determines that the individual is no longer an Eligible Employee. In addition to the foregoing, the Committee may, in its discretion, deny eligibility to any employee or group of employees who may previously have been Eligible Employees.
(j) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
(k)“Fair Market Value” means as of any date the closing price of the Common Stock as reported on the New York Stock Exchange for that date or, if no closing price is reported for that date, the closing price on the next preceding date for which a closing price is reported, unless otherwise determined by the Committee.
(l)“Identification Date” shall mean each December 31.

Exhibit 10.26
(m)“Mid-Year Entrant” shall mean an Eligible Employee (i) who is first notified that he or she has been selected for Plan participation during the calendar year in which his or her Plan participation will begin, and (ii) who has not been a Participant for twenty-four (24) months preceding the date such Eligible Employee is so notified.
(n)“Participant” shall mean a Director or Eligible Employee who makes a deferral election under Section 4 of the Plan.
(o)“Plan” shall mean the Bloom Energy Corporation 2021 Deferred Compensation Plan, as set forth herein and as amended from time to time.
(p)“Regular Pay” shall mean the pre-tax amount of an Eligible Employee’s base salary. Regular Pay is determined on a “paycheck by paycheck” basis.
(q)“Restricted Stock Units” or “RSUs” shall mean restricted stock units granted to the Participant under the Stock Plan.
(r)“Section 409A” shall mean Section 409A of the Code.
(s)“Separation from Service” shall mean a “separation from service” from the Company, within the meaning of Section 409A and the regulations promulgated thereunder.
(t)“Specified Employee” shall mean a Participant who, on an Identification Date, is a “Specified Employee” as such term is defined in Section 409A. As of the A&R Effective Date, a Specified Employee is:
(i) An officer of the Company having annual compensation greater than the compensation limit in Section 416(i)(1)(A)(i) of the Code, provided that no more than fifty officers of the Company shall be determined to be Specified Employees as of any Identification Date;
(ii) A five percent owner of the Company regardless of compensation; or
(iii) A one percent owner of the Company having annual compensation from the Company of more than $150,000.
If a Participant is identified as a Specified Employee on an Identification Date, then such Participant shall be considered a Specified Employee for purposes of the Plan during the period beginning on the first April 1 following the Identification Date and ending on the next March 31.
(u)“Stock Plan” shall mean the Bloom Energy Corporation 2018 Equity Incentive Plan, as amended from time to time, or any successor equity plan adopted by the Company.
(v)“Subsidiary” shall mean any entity (other than the Company) in an unbroken chain of entities beginning with the Company, provided each entity (other than the last entity) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of equity in one of the other entities in such chain.
3.Administration. The Plan shall be administered by the Committee. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof and establish, amend and revoke rules and regulations as it deems necessary or desirable for the administration of the Plan. All such interpretations, rules, regulations and conditions shall be final, binding and conclusive upon the Participants and all other persons having or claiming any right or interest in the Plan or the Deferred Stock Units.

A majority of the Committee shall constitute a quorum. The Committee shall take action either by (i) a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) written approval by all of the members of the Committee without a meeting. The Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents on behalf of the Committee.

No member of the Board or Committee, and no officer of the Company to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and such officers shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s Certificate of Incorporation and/or By-laws) and under any directors’ and officers’ liability insurance that may be in effect from time to time.

Exhibit 10.26
4.    Deferrals.

a.Eligibility. Each Director shall be eligible to participate in the Plan and to make the elections provided under Sections 4(b) and 4(c) and each Eligible Employee shall be eligible to participate in the Plan and to make the elections provided under Sections 4(c) and 4(d).

b.Director Deferral of Cash Retainer.

i. Annual Elections. Prior to the first day of each calendar year beginning on or after January 1, 2020, each Director may elect to defer payment of all or a portion of the Director’s cash retainer fees to be earned in such calendar year that will be credited to the Cash Retainer Sub-Account of the Participant’s Account. Any election made under this Section shall become irrevocable as of December 31 of the year prior to the year in which the services relating to the cash retainer fee are performed.

ii.Initial Participant Elections. An individual who becomes a Director for the first time after a calendar year has commenced may make a deferral election, not later than the 30th day following the date the individual becomes a Director, with respect to all or a portion of the Director’s annual cash retainer that is earned after the date of such election that will credited to the Cash Retainer Sub-Account of the Participant’s Account.

iii.Effect of Elections. Any election made pursuant to this Section 4(b) shall remain in effect for future calendar years unless and until the Participant makes a new election in accordance with Section 4(b)(i). In order to change the amount of a deferral for any subsequent calendar year (or to cease deferrals), a Participant must make a new election prior to the calendar year for which the new election is to be effective.

c.Deferral of Restricted Stock Units.

i. Director Annual Elections. Prior to the first day of each calendar year beginning on or after January 1, 2020, each Director may elect, in accordance with rules and procedures established by the Committee, to defer payment of all or a portion of the Restricted Stock Units granted to the Director in such calendar year that will be credited to the RSU Sub-Account of the Participant’s Account. Any election made under this Section shall become irrevocable as of December 31 of the year prior to the year in which the RSUs relating to the election are granted.
ii.Employee Annual Elections. Prior to the first day of each calendar year beginning on or after January 1, 2022, each Eligible Employee may elect, in accordance with rules and procedures established by the Committee, to defer payment of all or a portion of the Restricted Stock Units granted to the Eligible Employee in such calendar year that will be credited to the RSU Sub-Account of the Participant’s Account. Any election made under this Section shall become irrevocable as of December 31 of the year prior to the year in which the RSUs relating to the election are granted.

iii.Initial Participant Elections. An individual who becomes a Director or Eligible Employee, as applicable, for the first time after a calendar year has commenced may make a deferral election, not later than the earlier of (i) the 30th day following the date the individual becomes a Director or Eligible Employee, as applicable and (ii) to the extent permitted by Section 409A, the day prior to the grant of Restricted Stock Units in such calendar year to the Director or Eligible Employee, as applicable, with respect to all or a portion of the RSUs granted to the Participant in such calendar year that will credited to the RSU Sub-Account of the Participant’s Account.

iv.Effect of Elections. Any election made pursuant to this Section shall remain in effect for future calendar years unless and until the Participant makes a new election in accordance with Section 4(c)(i) or 4(c)(ii), as applicable. In order to change the number of Restricted Stock Units deferred for any subsequent

Exhibit 10.26
calendar year (or to cease deferrals), a Participant must make a new election prior to the calendar year for which the new election is to be effective.

d.Employee Deferral of Regular Pay and Bonus.

i.Regular Pay and Bonus Deferrals. An Eligible Employee may elect to defer up to 50% of his or her Regular Pay and up to 50% of each Bonus for which he or she is eligible, in either case of a deferral of Regular Pay or a Bonus, net of any applicable withholding taxes or other authorized deductions to the extent required so that such applicable withholding taxes or other authorized deductions shall be satisfied from the Regular Pay or Bonus, as the case may be, by submitting a written election to the Committee that satisfies such requirements, including such minimum deferral amounts, as the Committee may determine. Participants will be 100% vested in these deferrals.

ii.Annual Elections. Prior to the commencement of each calendar year, an Eligible Employee may make two separate deferral elections: an election to defer Regular Pay earned with respect to such calendar year and an election to defer any Bonus earned with respect to the fiscal year ending within such calendar year. Elections must be made before the beginning of the calendar year in which the Regular Pay is earned, and with respect to a Bonus that qualifies as performance-based compensation under Section 409A of the Code, no less than 6 months before the end of the applicable bonus performance period. An election is irrevocable after it is made and shall remain in effect for the next calendar year. Such deferrals will be credited to the Regular Pay and Bonus Sub-Account of the Participant’s Account.

iii.Late Election. If an Eligible Employee does not make a timely election for an upcoming calendar year, no deferral will be made on behalf of that Eligible Employee with regard to that election for that upcoming calendar year.

iv.Initial Election. Notwithstanding the timing provisions in paragraph (a) above, a Mid-Year Entrant who is first notified that he is eligible to participate in the Plan on or before October 1 of any calendar year may elect within 30 days after the date the Mid-Year Entrant is notified of his or her eligibility to defer (i) Regular Pay for services to be performed subsequent to the date the election is made and (ii) Bonus earned for services after the effective date of the initial election. An initial election made pursuant to this Section 4(d)(iv) shall remain in effect until the end of the calendar year in which it is made. Such deferrals will be credited to the Regular Pay and Bonus Sub-Account of the Participant’s Account.

5.    Account.
a.        Cash Retainers; Regular Pay and Bonus. The crediting of Deferred Stock Units to the Cash Retainer Sub-Account or Regular Pay and Bonus Sub-Account, as applicable, of the Participant’s Account with respect to the deferral of cash retainer fees pursuant to Section 4(b) or Regular Pay and/or Bonus pursuant to Section 4(d), as applicable, shall be made as of the dates the compensation earned by the Participant during the applicable calendar year would otherwise have been payable to the Participant; provided, however, that for Regular Pay such amounts shall be credited on the last day of each month, rather than on the applicable payroll date. The number of Deferred Stock Units to be credited shall be equal to the result of dividing the amount deferred as of each such date by the Fair Market Value of one share of Common Stock on such date.

b.        Restricted Stock Units. The crediting of Deferred Stock Units to the RSU Sub-Account of the Participant’s Account with respect to the deferral of Restricted Stock Units pursuant to Section 4(c) shall be made as of the dates the RSUs granted to the Participant during the applicable calendar year become vested. The number of Deferred Stock Units to be credited shall be equal to the number of RSUs that are deferred by the Participant as of such date.

Exhibit 10.26
c.        Cash Dividends. Whenever any cash dividends are declared on the Common Stock, the Company will credit the Cash Retainer Sub-Account or Regular Pay and Bonus Sub-Account, as applicable, and the RSU Sub-Accounts of the Account of each Participant on the date such dividend is paid with a number of additional Deferred Stock Units equal to the result of dividing (i) the product of (x) the total number of Deferred Stock Units credited to the Participant’s Sub-Account on the record date for such dividend and (y) the per share amount of such dividend by (ii) the Fair Market Value of one share of Common Stock on the date such dividend is paid by the Company to the holders of Common Stock.

d.        Capitalization Adjustments. In the event of (i) any change in the Common Stock through a merger, consolidation, reorganization, recapitalization or otherwise, (ii) a stock dividend, or (iii) a stock split, combination or other changes the Common Stock, all as described in Section 2.6 of the Stock Plan, the Deferred Stock Units credited to the Sub-Accounts of the Account of each Participant shall be increased or decreased proportionately in accordance with Section 2.6 of the Stock Plan.

6.    Payment of Account. Payment of the Cash Retainer Sub-Account or Regular Pay and Bonus Sub-Account, as applicable, and RSU Sub-Accounts of the Participant’s Account shall be paid to the Participant (or, in the event of the Participant’s death, to the Participant’s beneficiary, as provided in Section 8) in shares of Common Stock equal to the number of Deferred Stock Units credited to each Sub-Account (provided that any fractional Deferred Stock Units shall be paid in cash based on the Fair Market Value of one share of Common Stock on the payment date), as provided below. Deferred Stock Units issued and settled under this Plan shall be granted under the Stock Plan and shall be considered “Restricted Stock Units” granted pursuant to Section 9 of the Stock Plan.

a.    Cash Retainer Sub-Account or Regular Pay and Bonus Sub-Account. Amounts credited to the Cash Retainer Sub-Account, in the case of a Director, or to the Regular Pay and Bonus Sub-Account, in the case of an Eligible Employee, with respect to a deferral year shall be paid, as elected by the Participant, as follows:

v.in a single lump sum on the January 1st following the date the Participant incurs a Separation from Service for any reason other than his or her death;

vi.in up to three annual installments beginning on the January 1st following the date the Participant incurs a Separation from Service for any reason other than his or her death, as irrevocably designated by the Participant with respect to the applicable deferral year;

vii.in a single lump sum on the January 1st following a specified payment date that is no more than five years following the deferral year, as irrevocably designated by the Participant with respect to the applicable deferral year; or

viii.in up to three annual installments beginning on the January 1st following a specified payment date that is no more than five years following the deferral year, as irrevocably designated by the Participant with respect to the applicable deferral year.

In the absence of an effective election with respect to a deferral year, payment shall be made in accordance with sub-paragraph (i) above for such deferral year.

b.        RSU Sub-Account. RSUs credited to the RSU Sub-Account with respect to a deferral year shall be paid, as elected by the Participant, as follows:

ix.in a single lump sum on the January 1st following the date the Participant incurs a Separation from Service for any reason other than his or her death;

x.in up to three annual installments beginning on the January 1st following the date the Participant incurs a Separation from Service for any reason other than his or her death, as irrevocably designated by the Participant with respect to the applicable deferral year;

Exhibit 10.26
xi.in a single lump sum on the January 1st following a specified payment date that is no more than five years following the deferral year, as irrevocably designated by the Participant with respect to the applicable deferral year; or

xii.in up to three annual installments beginning on the January 1st following a specified payment date that is no more than five years following the deferral year, as irrevocably designated by the Participant with respect to the applicable deferral year.

In the absence of an effective election with respect to a deferral year, payment shall be made in accordance with sub-paragraph (i) above for such deferral year.

c.    Distribution upon Death. If a Participant incurs a Separation from Service due to death or his or her death occurs after Separation from Service but before payment to him or her of the entire balance of his or her Cash Retainer Sub-Account or Regular Pay and Bonus Sub-Account, as applicable, or RSU Sub-Account, all or the remaining balance of his or her Cash Retainer Sub-Account or Regular Pay and Bonus Sub-Account, as applicable, or RSU Sub-Account shall be paid to such Participant’s beneficiaries in a lump sum on the 10th business day following the date of death.

d.    Redeferral Election. A Participant may modify a prior election regarding the time of distribution under this Section 6, provided that any such election (i) shall not be effective until twelve (12) months after the date on which the new election is made; (ii) must be made at least twelve (12) months in advance of the first scheduled payment date; and (iii) must provide for a new payment date that is at least five years after the first scheduled payment date.

e.Delayed Distribution to Specified Employees. Notwithstanding any other provision of this Section 6 to the contrary, a distribution scheduled to be made to a Participant upon his or her Separation from Service who is identified as a Specified Employee as of the date such Participant Separates from Service shall be delayed for a minimum of six months following the Participant’s Separation from Service. Any payment that otherwise would have been made pursuant to this Section 6 during the six-month period following the Participant’s Separation from Service shall be made as soon as administratively practicable, but not later than 90 days after the six-month anniversary of the Participant’s Separation from Service. The identification of a Participant as a Specified Employee shall be made by the Committee in its sole discretion in accordance with the terms of the Plan and Sections 416(i) and 409A of the Code and the regulations promulgated thereunder.

7.    Corporate Transaction. In the event of a Corporate Transaction (as defined in the Stock Plan as in effect at the time of the deferral election) that constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the Company’s assets under Section 409A, the Account of each Participant shall be settled in shares of the successor entity in accordance with the terms of the Stock Plan or, if elected by the Board, shall be paid to the Participant in a lump sum in cash within ten business days after the date of the Corporate Transaction, with such cash amount equal to the result of multiplying (i) the number of Deferred
Stock Units credited to the Participant’s Account on the Corporate Transaction date by (ii) the Fair Market Value of one share of Common Stock on the Corporate Transaction date.

8.    Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons as his beneficiary or beneficiaries to whom payment under the Plan shall be paid in the event of his or her death prior to payment to the Participant of his or her Account. Any beneficiary designation may be made or changed by a Participant by a written instrument, in such form prescribed by the Committee, which is filed with the Company prior to the Participant’s death. If a Participant fails to designate a beneficiary, or if all designated beneficiaries predecease the Participant, the Account shall be paid to the Participant’s estate.

9.    Withholding. The Company will deduct from Plan distributions, or from other compensation payable to a Participant or beneficiary, amounts required by law to be withheld for taxes with respect to benefits under this Plan. The Company reserves the right to reduce any deferral or contribution that would otherwise be made to this Plan on behalf of a Participant by a reasonable amount, and to use all or a portion of this reduction to satisfy the Participant’s tax liabilities under this Section 9.

Exhibit 10.26

10.    Amendment and Termination. The Board may amend or terminate the Plan at any time in whole or in part; provided, however, that no amendment or termination shall reduce the Deferred Stock Units credited to a Participant’s Account (except in the case of any adjustments in accordance with Section 2.6 of the Stock Plan) or adversely affect the rights of a Participant to such Deferred Stock Units, without the consent of the Participant (or the Participant’s beneficiary in the event of the Participant’s death). Notwithstanding the foregoing, the Plan may be amended at any time, without the consent of any Participant (or beneficiary) if necessary or desirable to comply with the requirements, or avoid the application, of Section 409A.

11.    General Provisions.

a.    Unfunded Plan. The Company’s obligation to make payment under the Plan shall be contractual only and all payments hereunder shall be made by the Company from its general assets at the time and in the manner provided for in the Plan. No funds, securities or other property of any nature shall be segregated or earmarked for any current or former Participant, beneficiary or other person, and his or her sole right is as a general creditor of the Company with an unsecured claim against its general assets.

b.    Non-Alienation of Benefits. Neither a Participant nor any other person shall have any rights to sell, assign, transfer, pledge, anticipate, or otherwise encumber the amounts, if any, payable under the Plan to the Participant or any other person. Any attempted sale, assignment, transfer or pledge shall be null and void and without any legal effect. No part of the amounts payable under the Plan shall be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

c.    Section 409A. Notwithstanding any provision of the Plan to the contrary, the Plan will be construed, administered or deemed amended as necessary to comply with the requirements of Section 409A to avoid taxation under Section 409A to the extent Section 409A applies to the Plan. Each payment and benefit hereunder shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409-2(b)(2). The Committee, in its sole discretion shall determine the requirements of Section 409A that are applicable to the Plan and shall interpret the terms of the Plan in a manner consistent therewith. Under no circumstances, however, shall the Company or any affiliate or any of its or their employees, officers, directors, service providers or agents have any liability to any person for any taxes, penalties or interest due on amounts paid or payable under the Plan, including any taxes, penalties or interest imposed under Section 409A.

d.    No Stockholder Rights. Neither the Participant nor any other person shall have any rights as a stockholder of the Company with respect to the Deferred Stock Units credited to the Participant’s Account until the shares of Common Stock are issued to the Participant (or the beneficiary of the Participant).

e.    Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be enforced as if the invalid provisions had never been set forth therein.

f.Successors in Interest. The obligation of the Company under the Plan shall be binding upon any successor or successors of the Company, whether by merger, consolidation, sale of assets or otherwise, and for this purpose reference herein to the Company shall be deemed to include any such successor or successors.

g.Governing Law; Interpretation. To the extent not governed by Federal law, the Plan shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to principles of conflict of laws.

h.Claims and Review Procedure.

Exhibit 10.26
(i)Informal Resolution of Questions. Any Participant or beneficiary who has questions or concerns about his or her benefits under the Plan is encouraged to communicate with the EVP, General Counsel If this discussion does not give the Participant or beneficiary satisfactory results, a formal claim for benefits may be made within one year of the event giving rise to the claim in accordance with the procedures of this Section 11(h).

(ii)Formal Benefits Claim – Review by the EVP, General Counsel. A Participant or beneficiary may make a written request for review of any matter concerning his or her benefits under this Plan. The claim must be addressed to the Bloom Energy Corporation 2021 Deferred Compensation Plan, Attn: EVP, General Counsel 4353 N. 1st Street, San Jose Ca 95134. The EVP, General Counse, shall decide the action to be taken with respect to any such request and may require additional information if necessary to process the request. The EVP, General Counsel shall review the request and shall issue his or her decision, in writing, no later than 90 days after the date the request is received, unless the circumstances require an extension of time. If such an extension is required, written notice of the extension shall be furnished to the person making the request within the initial 90-day period, and the notice shall state the circumstances requiring the extension and the date by which the EVP, General Counsel expects to reach a decision on the request. In no event shall the extension exceed a period of 90 days from the end of the initial period.

(iii)Notice of Denied Request. If the EVP, General Counsel denies a request in whole or in part, he or she shall provide the person making the request with written notice of the denial within the period specified in paragraph (ii) above. The notice shall set forth the specific reason for the denial, reference to the specific Plan provisions upon which the denial is based, a description of any additional material or information necessary to perfect the request, an explanation of why such information is required, and an explanation of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(iv)Appeal to Committee.

(1)A person whose request has been denied in whole or in part (or such person’s authorized representative) may file an appeal of the decision in writing with the Committee within 60 days of receipt of the notification of denial. The appeal must be addressed to the Bloom Energy Corporation 2021 Deferred Compensation Plan, Attn: Nonqualified Deferred Compensation Plan Administrative Committee, 4353 N. 1st Street, San Jose, Ca 95134. The Committee, for good cause shown, may extend the period during which the appeal may be filed for another 60 days. The appellant and/or his or her authorized representative shall be permitted to submit written comments, documents, records and other information relating to the claim for benefits. Upon request and free of charge, the applicant should be provided reasonable access to and copies of, all documents, records or other information relevant to the appellant’s claim.

(2)The Committee’s review shall take into account all comments, documents, records and other information submitted by the appellant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Committee shall not be restricted in its review to those provisions of the Plan cited in the original denial of the claim.

(3)The Committee shall issue a written decision within a reasonable period of time but not later than 60 days after receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the written decision shall

Exhibit 10.26
be issued as soon as possible, but not later than 120 days after receipt of an appeal. If such an extension is required, written notice shall be furnished to the appellant within the initial 60-day period. This notice shall state the circumstances requiring the extension and the date by which the Committee expects to reach a decision on the appeal.

(4)If the decision on the appeal denies the claim in whole or in part written notice shall be furnished to the appellant. Such notice shall state the reason(s) for the denial, including references to specific Plan provisions upon which the denial was based. The notice shall state that the appellant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The notice shall describe any voluntary appeal procedures offered by the Plan and the appellant’s right to obtain the information about such procedures. The notice shall also include a statement of the appellant’s right to bring an action under Section 502(a) of ERISA.

(5)The decision of the Committee on the appeal shall be final, conclusive and binding upon all persons and shall be given the maximum possible deference allowed by law.

(v)Exhaustion of Remedies. No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant has submitted a written claim for benefits in accordance with paragraph (ii) above, has been notified that the claim is denied in accordance with paragraph (iii) above, has filed a written request for a review of the claim in accordance with paragraph (iv) above, and has been notified in writing that the Committee has affirmed the denial of the claim in accordance with paragraph (iv) above; provided, however, that an action for benefits may be brought after the EVP, General Counsel or Committee has failed to act on the claim within the time prescribed in paragraph (ii) and paragraph (iv), respectively. A claimant or his or her authorized representative must initiate any such legal action for benefits within the later of twelve months after: (x) the date that the EVP, General Counsel or the Committee has failed to take any action on the claim within the time prescribed by paragraph (ii) or (iv) above; or (y) the date of the final denial of a claim under the Plan pursuant to paragraph (iv) above. Any legal action brought after such twelve-month time period will be time barred and cannot be brought in any forum. Any legal action in connection with the Plan may only be brought in the United States District Court for the Northern District of California. In any such legal action, claimant may not present any evidence not timely presented to the EVP, General Counsel or the Committee as part of the Plan’s administrative review process set forth in this Section 11(h).